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                                                                   EXHIBIT 12-31

                           THE DETROIT EDISON COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


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
                                                               Three                    Year Ended December 31
                                                              Months         ------------------------------------------
                                                               Ended
                                                              3/31/01         2000           1999            1998
                                                              -------         ----           ----            ----

                                                                       (Millions, except for ratio)

Net income ...........................................        $113            $411            $434            $418
                                                              ----            ----            ----            ----

Taxes based on income:
   Income taxes ......................................          54             172             211             260
   Municipal and state ...............................           1               3               3               3
                                                              ----            ----            ----            ----
     Total taxes based on income .....................          55             175             214             263
                                                              ----            ----            ----            ----

Fixed charges:
   Interest on long-term debt ........................          66             245             252             254
   Amortization of debt discount, premium
     and expense .....................................           2              10              17              11
   Other interest ....................................           3              22              19              13
   Interest factor of rents ..........................           9              34              34              34
                                                              ----            ----            ----            ----
     Total fixed charges .............................          80             311             322             312
                                                              ====            ====            ====            ====

Earnings before taxes based on income
   and fixed charges .................................        $248            $897            $970            $993
                                                              ====            ====            ====            ====

Ratio of earnings to fixed charges ...................        3.10            2.88            3.01            3.18
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